Administaff, Inc.

EXHIBIT 99.1

ADMINISTAFF FIRST QUARTER EARNINGS REFLECT
RECOVERY IN ALL KEY METRICS

•	Paid worksite employees exceed expectations on strong client retention
•	Gross profit exceeds expectations on lower health care and workers’ compensation costs
•	Working capital increases to $130 million

HOUSTON – May 3, 2010 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported first quarter 2010 net income of $2.3 million, or $0.09 per diluted share, on revenues of $457.7 million.  In the 2009 first quarter, the company had net income of $8.2 million, or $0.33 per diluted share.

First quarter diluted earnings per share was $0.15 higher than expected due to positive results in all components of gross profit, including better than expected pricing and lower health care, workers’ compensation and payroll tax costs.

“In the first quarter we made substantial progress in both our short-term growth and profitability plans and our long-term PEO and adjacent business development strategies,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “We expect rising demand for our services as a direct result of recovering business sentiment combined with elevated concerns over health care reform and the growing burden of government regulation.”

Revenues for the first quarter of 2010 decreased 0.9% compared to the 2009 period, due to a 7.8% decrease in the average number of worksite employees paid per month; largely offset by a 7.5% increase in revenues per worksite employee per month.

Gross profit decreased 13.0% to $72.7 million compared to the first quarter of 2009.  The average gross profit per worksite employee per month decreased 5.6% to $235 in the 2010 period from $249 in the 2009 period.  The average gross profit per worksite employee per month was $24 higher than expected due primarily to a smaller than expected deficit from benefits of $9, and contributions of $7 from workers’ compensation, $4 from payroll taxes and $2 from additional service fees.

“In the first quarter, utilization of our health plans declined more than expected from the elevated levels experienced during the fourth quarter of 2009,” said Richard G. Rawson, president.  “A continuation of this trend, combined with recent COBRA pricing adjustments, should help produce gross profit levels in the last half of 2010 more in line with historical results.”

Operating expenses decreased 2.5% to $68.9 million compared to the first quarter of 2009 and included approximately $1.2 million in costs associated with a reduction in force.

Administaff, Inc.

EBITDA plus stock-based compensation for the first quarter was $9.5 million.  Cash outlays included capital expenditures of $800,000 and dividends of $3.4 million.

“We continued to produce considerable cash flow and increased working capital in the first quarter to $130 million,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “This will allow us to continue investing in the growth of our core business, pursue adjacent business opportunities and execute our share repurchase and dividend programs.”

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2010 and answer questions from investment analysts.  To listen in, call 877-651-0053 and use conference i.d. number 67752687.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.”  The conference call script and company guidance will be available at the same website later today.  A replay of the conference call will be available at 800-642-1687, conference i.d. 67752687, for one week.  The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company operates 50 sales offices in 23 major markets. For additional information, visit Administaff’s website at http://www.administaff.com.

Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate future acquisitions; and (x) an adverse final judgment or settlement of claims against Administaff.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$212,469	$227,085
Restricted cash	36,236	36,436
Marketable securities	26,596	6,037
Accounts receivable	171,979	122,592
Prepaid insurance and other current assets	21,450	20,801
Income taxes receivable	3,335	2,692
Deferred income taxes	—	2,578
Total current assets	472,065	418,221

Property and equipment, net	78,274	81,174
Deposits	70,621	67,529
Other assets	9,492	9,546
Total assets	$630,452	$576,470

Liabilities and Stockholders’ Equity
Accounts payable	$1,869	$1,857
Payroll taxes and other payroll deductions payable	119,042	127,597
Accrued worksite employee payroll expense	150,156	93,138
Accrued health insurance costs	11,614	6,374
Accrued workers’ compensation costs	37,143	37,049
Other accrued liabilities	21,796	24,579
Deferred income taxes	330	—
Total current liabilities	341,950	290,594

Accrued workers’ compensation costs	53,122	52,014
Deferred income taxes	10,350	10,702
Total noncurrent liabilities	63,472	62,716

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	136,957	138,551
Treasury stock, cost	(131,160)	(135,712)
Accumulated other comprehensive income (loss)	(13)	3
Retained earnings	218,937	220,009
Total stockholders’ equity	225,030	223,160
Total liabilities and stockholders’ equity	$630,452	$576,470

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2010	2009	Change
Operating results:
Revenues (gross billings of $2.475 billion and $2.558 billion, less worksite employee payroll cost of $2.017 billion and $2.096 billion, respectively)	$457,662	$461,979	(0.09)%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	384,977	378,418	1.7%
Gross profit	72,685	83,561	(13.0)%
Operating expenses:
Salaries, wages and payroll taxes	39,187	38,652	1.4%
Stock-based compensation	1,768	2,786	(36.5)%
General and administrative expenses	17,494	17,772	(1.6)%
Commissions	2,787	3,273	(14.8)%
Advertising	3,877	3,986	(2.7)%
Depreciation and amortization	3,811	4,195	(9.2)%
Total operating expenses	68,924	70,664	(2.5)%
Operating income	3,761	12,897	(70.8)%
Other income:
Interest income	203	579	(64.9)%
Income before income tax expense	3,964	13,476	(70.6)%
Income tax expense	1,665	5,310	(68.6)%
Net income	$2,299	$8,166	(71.8)%
Diluted net income per share of common stock	$0.09	$0.33	(72.7)%
Diluted weighted average common shares outstanding	25,298	24,844

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2010	2009	Change
Statistical data:
Average number of worksite employees paid per month	103,009	111,742	(7.8)%
Revenues per worksite employee per month(1)	$1,481	$1,378	7.5%
Gross profit per worksite employee per month	235	249	(5.6)%
Operating expenses per worksite employee per month	223	211	5.7%
Operating income per worksite employee per month	12	38	(68.4)%
Net income per worksite employee per month	7	24	(70.8)%

(1)	Gross billings of $8,010 and $7,630 per worksite employee per month, less payroll cost of $6,529 and $6,252 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended March 31,
	2010	2009	Change

Payroll cost (GAAP)	$2,017,532	$2,095,754	(3.7)%
Less: Bonus payroll cost	(229,505)	(215,872)	6.3%
Non-bonus payroll cost	$1,788,027	$1,879,882	(4.9)%

Payroll cost per worksite employee (GAAP)	$6,529	$6,252	4.4%
Less: Bonus payroll cost per worksite employee	(743)	(644)	15.4%
Non-bonus payroll cost per worksite employee	$5,786	$5,608	3.2%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended March 31,
	2010	2009	Change

Net income (GAAP)	$2,299	$8,166	(71.8)%
Interest expense	—	9	(100.00)%
Income tax expense	1,665	5,310	(68.6)%
Depreciation and amortization	3,811	4,195	(9.2)%
EBITDA	7,775	17,680	(56.0)%
Stock-based compensation	1,768	2,786	(36.5)%
	$9,543	$20,466	(53.4)%

Administaff, Inc.

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies.  Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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